Summary Translation	Exhibit 4.62

Loan Agreement

Contract No. : 2013JIYINDAIZIDI13100912

Borrower :Hebei Chuanglian Finance Leasing Co., Ltd.

Lender : CITIC Shijiazhuang Branch

Signing Date : September 2, 2013

Loan Amount : RMB70,000,000

Length of maturity : From September 2, 2013 to September 2, 2014

Use of Loan : Working Capital

Loan Interest : 6.6%

Date of Draft :September 2, 2013

Withdrawal Amount : RMB70,000,000

Payment Method : The interest should be repaid by monthly. The principal shall be fully repaid at the maturity date of the loan.

Repayment Date :September 2, 2014

Loan Guarantee : Guaranty of Pledge

- Hebei Chuanglian Finance Leasing Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no. 2012JIYINZUIQUANZHIZIDI12140568